                 AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER


            This AMENDMENT NO. 2, dated as of March 20, 1998 (the "Amendment"), amends the AGREEMENT AND PLAN OF MERGER, dated October 7, 1997 (the "Merger Agreement"), as amended on February 11, 1998, by and among Orion Network Systems, Inc., a Delaware corporation ("Company"), Loral Space & Communications Ltd., a Bermuda company ("Acquiror") and Loral Satellite Corporation, a Delaware corporation ("Merger Sub").

            WHEREAS, the parties have entered into the Merger Agreement (capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Merger Agreement);

            WHEREAS, the parties to the Merger Agreement desire to amend various provisions of the Merger Agreement and set forth certain agreements among the parties; and

            WHEREAS, pursuant to Section 9.4 of the Merger Agreement, the Merger Agreement may be amended with the written consent of the parties thereto.

            NOW, THEREFORE, in consideration of the foregoing premises, it is hereby agreed by and among, the Company, Acquiror and Merger Sub as follows:

            (1)   Section 10.1 shall be amended to read as follows:

                  "The representations, warranties and agreements in this Agreement (and in any certificate delivered in connection with the Closing) shall be deemed to be conditions to the Merger (or the Exchange Offer, as applicable) and shall not survive the Effective Time (or consummation of the Exchange Offer, as applicable) or termination of this Agreement, except for the agreements set forth in Articles I (the Merger) and II (Conversion of Securities; Exchange of Certificates) and Sections 7.7 (Indemnification and Insurance), 7.8 (Employee Benefits Matters) 7.9 (Further Action) and 7.15(g) (Subsequent Merger), each of which shall survive the Effective Time (or consummation of the Exchange Offer, as applicable) indefinitely, and Sections 7.2 (Confidentiality), 7.17 (Private Letter Ruling), 9.2 (Effect of Termination) and 9.3 (Expenses), each of which shall survive termination of this Agreement indefinitely."

            (2) Pursuant to Section 9.5(c) of the Merger Agreement, with respect to the closing conditions set forth in Sections 8.2(c) and 8.3(c) of the Merger Agreement, the parties hereby acknowledge and agree that on February 26, 1998 the FCC granted the FCC Application by initial order, and Acquiror, Merger Sub and the Company waive the portions of such closing conditions that require that the grant of the FCC Application be by Final Order.

            (3) The Exchange Ratio, which has been calculated in accordance with Section 2.1 of the Merger Agreement as set forth on Exhibit A hereto, is .71553.

            (4) This Amendment may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Agreement and Plan of Merger to be executed and delivered as of the date first written above.


                                    LORAL SPACE & COMMUNICATIONS LTD.


                                    By: /s/ Avi Katz
                                        Avi Katz
                                        Vice President


                                    LORAL SATELLITE CORPORATION


                                    By: /s/ Avi Katz
                                        Avi Katz
                                        Vice President


                                    ORION NETWORK SYSTEMS, INC.


                                    By: /s/ David J. Frear
                                        David J. Frear
                                        Senior Vice President

                                    EXHIBIT A


 CLOSING DATE  TRADING DATE   INTRA DAY AVG   20 DAY AVG  IMPLIED EXCHANGE RATIO
 ------------  ------------   -------------   ----------  ----------------------
   2/23/98        2/6/98         23.5022
   2/24/98        2/9/98         23.8906        22.5144          0.77728
   2/25/98       2/10/98          24.495       22.75546          0.76905
   2/26/98       2/11/98         24.0362       22.92992          0.76319
   2/27/98       2/12/98         23.6283       23.07363          0.75844
    3/2/98       2/13/98         23.7657      23.213735          0.75386
    3/3/98       2/17/98         23.7887       23.33944           0.7498
    3/4/98       2/18/98         23.8853      23.448945           0.7463
    3/5/98       2/19/98         24.1456       23.52671          0.74384
    3/6/98       2/20/98          25.237       23.63675          0.74037
    3/9/98       2/23/98         25.5097       23.76496          0.73638
   3/10/98       2/24/98         25.1063      23.883955          0.73271
   3/11/98       2/25/98           25.33       23.97767          0.72985
   3/12/98       2/26/98         25.0202       24.04818          0.72771
   3/13/98       2/27/98         25.4303       24.17237          0.72397
   3/16/98        3/2/98         25.4896      24.352195          0.71862
   3/17/98        3/3/98         24.9971       24.45594          0.71557
   3/18/98        3/4/98         24.9698      24.511735          0.71553
   3/19/98        3/5/98          25.496      24.586905          0.71553
   3/20/98        3/6/98         26.0068       24.68652          0.71553

         Determination Price: 24.68652

            Exchange Ratio: 0.71553